Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER 2019 RESULTS

•	Quarterly revenues of $51.2 million, down 42% from prior year as completion fees for the quarter related to relatively small transactions

•	Compensation costs lower than last year's first quarter, but compensation ratio elevated as a result of lower revenues

•	Non-compensation costs slightly higher than last year

•	Loss of $0.64 per share given significantly lower revenue only partially offset by slightly lower total costs

•	Repurchased 936,671 shares of common stock and common stock equivalents during the quarter at an average price of $26.05 per share

•	Refinanced existing term debt with a new $375 million term loan under more favorable terms and increased flexibility to return capital to shareholders

•	Share repurchase authority increased to $340 million, of which $75 million remains available

•	Recruited 5 Managing Directors

NEW YORK, NEW YORK, April 29, 2019 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $51.2 million, a net loss of $15.4 million and a loss per share of $0.64 for the quarter ended March 31, 2019.

The Firm’s first quarter 2019 revenues compare to revenues of $87.5 million for the first quarter of 2018, which represents a decrease of $36.3 million, or 42%. The Firm’s first quarter 2019 net loss and loss per share compare to net income of $6.4 million and diluted earnings per share of $0.21 for the first quarter of 2018.

The Firm’s first quarter results were negatively impacted by a non-recurring charge of $0.6 million related to the Cogent acquisition earnout and by a tax charge of $0.7 million for the tax effect of the difference between the grant date value and the market value of restricted stock awards at the time of the vesting.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We had a slow start to the year as the market volatility of late last year impacted progress on M&A transactions. In particular, we saw a sharp decline in revenue from European clients, which more than offset improved performances in all our other regions as well as another strong performance in capital advisory. The resulting low level of total revenue led to higher than typical cost ratios and a loss for the quarter. However, as equity markets rebounded and financing markets reopened, we began to see transaction activity accelerate, and our current pipeline leads us to expect a solid revenue performance for the full year. In addition, we are making good progress on our recruiting objectives for the year, as talented senior bankers continue to be attracted to our respected brand, expanding global footprint and collegial culture. Finally, the refinancing we recently completed both reduces our cost of borrowing and substantially expands our capacity to repurchase shares. We continue to see the potential for significant creation of shareholder value over time through the expansion of our team, the operating leverage inherent in our business model and a much reduced share count,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $51.2 million in the first quarter of 2019 compared to $87.5 million in the first quarter of 2018, a decrease of $36.3 million or 42%. The decrease principally resulted from a decrease in the size of merger and acquisition transaction completion fees, particularly in Europe, partially offset by a slight increase in transaction announcement fees and capital advisory fees.

In the first quarter of 2019, we announced that Arnaud Granger (former Head of Mergers & Acquisitions for Southeast Asia for Barclays) will join as Managing Director and Head of Southeast Asia to expand our operations to Singapore. Mr. Granger will lead a team of investment bankers focused on advising companies in Southeast Asia from an office in Singapore once we obtain regulatory approval.

Since quarter end, the Firm announced the recruitment of 4 investment bankers focused on building products, U.K. industrials, insurance and shareholder advisory. Scott Littlejohn (most recently Managing Director and Head of Financial Institutions M&A at BNP Paribas) will join the Firm in New York as a Managing Director focused on the insurance sector, Charles Montgomerie (Managing Director at Rothschild & Co.) will join the Firm in London as Managing Director and Head of U.K. Industrials, Alfredo Porretti (most recently a senior member of the Shareholder Activism & Corporate Defense team at Morgan Stanley) will join the Firm in New York as Managing Director and Head of Shareholder Advisory, and Joshua Prangley (most recently Executive Director at JP Morgan) will join the Firm in Chicago as a Managing Director focused on building products and related sectors.

Including all Managing Directors whose recruitment we have announced to date, we have 79 client-facing Managing Directors.  As of January 1, 2019, we had 76 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2019 were $65.5 million, which compared to $68.5 million of total operating expenses for the first quarter of 2018. The decrease in total operating expenses of $3.0 million, or 4%, resulted from a decrease in our compensation and benefits expenses offset by an increase in non-compensation operating expenses, as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended March 31,
	2019	2018
	(in millions, unaudited)
Employee compensation and benefits expenses	$45.1	$49.2
% of revenues	88%	56%
Non-compensation operating expenses	20.4	19.3
% of revenues	40%	22%
Total operating expenses	65.5	68.5
% of revenues	128%	78%
Total operating income (loss)	(14.3)	19.0
Operating profit margin	NM	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2019 were $45.1 million as compared to $49.2 million for the first quarter of 2018. The decrease in expense of $4.1 million, or 8%, was principally attributable to lower compensation accruals in line with lower quarterly revenues. The ratio of compensation to revenues increased to 88% for the first quarter of 2019 as compared to 56% for the same period in 2018 as a result of spreading slightly lower compensation and benefits expenses over significantly lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Our non-compensation operating expenses were $20.4 million in the first quarter of 2019 compared to $19.3 million in the first quarter of 2018, representing an increase of $1.1 million, or 6%.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, costs associated with acquisitions, the impact of currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended March 31, 2019, we incurred interest expense of $5.9 million as compared to $5.3 million for the same period in 2018. The increase in interest expense during 2019 related to an increase in our variable borrowing rate due to market rate increases throughout the prior year, partially offset by a decrease in the average outstanding loan amount due to quarterly principal repayments.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the first quarter of 2019, due to our pre-tax loss we recognized an income tax benefit of $4.7 million, reflecting an effective rate of 24%. This compared to a provision for income taxes for the first quarter of 2018 of $7.4 million.

The provision for income taxes for the three months ended March 31, 2019 and 2018 included charges of $0.7 million and $3.9 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective income tax rates would have been comparable in both periods.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2019, we had cash and cash equivalents of $80.5 million and term loan debt with a principal balance of $319.4 million. We made a mandatory principal installment repayment on the term debt facility of $8.8 million in the first quarter of 2019.

During the first quarter of 2019, we repurchased in the open market 436,885 shares of our common stock at an average price of $26.68 per share, for a total cost of $11.7 million. In addition, during the first quarter of 2019, we repurchased 499,786 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $25.50 per share, for a total cost of $12.7 million.

On April 12, 2019, we refinanced our existing term debt facility and used proceeds of $375 million to repay in full the outstanding principal balance of the term debt facility, pay fees and expenses and increase our cash balance. As a result of the refinancing, we lowered our borrowing rate by 50 basis points to LIBOR plus 3.25%, extended the maturity date of the term loan by eighteen months to April 12, 2024, lowered our annual amortization payments and increased the amounts permitted for dividend payments and repurchases of our common stock.

As part of the refinancing, the amount permitted for share repurchases was increased by $55 million to $340 million. Additionally, beginning in 2020 the amount of repurchases may be further increased subject to our financial performance. As of March 31, 2019, we have repurchased under our recapitalization plan 11,712,068 shares of our common stock at an average price of $22.55 per share for a total cost of $264.1 million. We currently have $75 million remaining and authorized under our repurchase program. We intend to continue to implement our repurchase plan through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on June 19, 2019 to common stockholders of record on June 5, 2019.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the first quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Monday, April 29, 2019, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s first quarter 2019 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 8162568. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10130769.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2018 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2019	2018
Revenues
Advisory revenues	$50,570	$86,769
Investment revenues	625	774
Total revenues	51,195	87,543
Operating Expenses
Employee compensation and benefits	45,062	49,208
Occupancy and equipment rental	5,406	5,289
Depreciation and amortization	667	763
Information services	2,356	2,317
Professional fees	2,626	2,923
Travel related expenses	3,496	3,305
Other operating expenses	5,843	4,722
Total operating expenses	65,456	68,527
Total operating income (loss)	(14,261)	19,016
Interest expense	5,851	5,261
Income (loss) before taxes	(20,112)	13,755
Provision (benefit) for taxes	(4,726)	7,387
Net income (loss)	$(15,386)	$6,368

Average shares outstanding:
Basic	23,955,714	29,754,957
Diluted	23,955,714	30,198,797
Earnings (loss) per share:
Basic	$(0.64)	$0.21
Diluted	$(0.64)	$0.21
Dividends declared and paid per share	$0.05	$0.05